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                                                                     EXHIBIT 4.1

                      Amendment to the Dime Bancorp, Inc.
                           1997 Stock Incentive Plan

                       Effective as of September 25, 1998

     The first sentence of Section 4.1 of the Plan is amended and restated to read as follows:

     "The total number of shares of Stock reserved and available for distribution under the Plan shall be 600,000."